Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement Nos. 333-125566 and 333-166054 of Atlas Pipeline Partners, L.P. on Form S-8 and in Registration Statement Nos. 333-170735 and 333-183198 of Atlas Pipeline Partners, L.P. on Form S-3 of our report dated April 26, 2012 (December 20, 2012 as to Notes 12 and 13) related to the consolidated financial statements of Cardinal Midstream, LLC and subsidiaries as of and for the year ended December 31, 2011 appearing in the Current Report on Form 8-K.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
February 27, 2013